UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

_______________

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☐	Definitive Proxy Statement

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Compass Minerals International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

February 18, 2025

On January 23, 2025, Compass Minerals International, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) for its 2025 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on March 6, 2025, at 1:00 p.m., Central Time. This supplement (this “Supplement”) to the Proxy Statement amends and supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement.

This Supplement is being furnished solely to correct the amounts and descriptions of fees paid or accrued for audit and other services to KPMG LLP and Ernst & Young LLP during the fiscal years ended September 30, 2024, September 30, 2023 and September 30, 2022, as set forth on page 89 of the Proxy Statement under the heading “Auditor Fees.” The table and accompanying text appearing on page 89 of the Proxy Statement is restated below to include the corrected information. Other than as indicated herein, no other changes have been made to the Proxy Statement as originally filed.

Auditor Fees

Auditor fees were principally for audit work performed on our financial statements and internal controls over financial reporting, as well as statutory audits. The following table shows the fees paid or accrued for audit and other services provided by KPMG for the fiscal year ended September 30, 2024 and by Ernst & Young for the fiscal years ended September 30, 2023 and 2022.

	Fiscal Year Ended September 30, 2024 ($ thousands)	Fiscal Year Ended September 30, 2023 ($ thousands)	Fiscal Year Ended September 30, 2022 ($ thousands)
Audit fees(1)	$3,289	$2,917	$1,913
Audit-related fees(2)	120	43	42
Tax fees(3)	417	5	8
All other fees(4)	—	2	—
Total fees	$3,826	$2,967	$1,963
(1)Audit fees. Relates to services associated with the audit of our financial statements, audit of our internal controls over financial reporting, review of our quarterly financial statements and statutory audits required internationally.
(2)Audit-related fees. Relates to services for pension and employee benefit plan audits.
(3)Tax fees. Relates to tax services, including tax compliance, tax advice and tax planning.
(4)All other fees. Relates to services that are not included in audit fees, audit-related fees and tax fees.